Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Vistra Energy Corp.’s Registration Statement on Form S-4, of our report dated June 11, 2016, relating to the combined financial statements of the Thermal Assets as of December 31, 2015 and 2014 and for the three years in the period ended December 31, 2015 (which report expresses an unqualified opinion and includes emphasis-of-matter paragraphs related to certain expense allocations and to the sale of the Thermal Assets), appearing as Exhibit 99.1 in the Current Report on Form 8-K of Dynegy Inc., dated June 15, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

December 13, 2017